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                                  Exhibit (11)

                          NAPCO SECURITY SYSTEMS, INC.

                 COMPUTATION OF EARNINGS PER SHARE (unaudited)

                                                        Three Months Ended
                                                           September 30,
                                                    --------------------------

                                                       1995             1994
                                                    ---------        ---------
                                                    (in thousands, except per
                                                           share data)

      Average Shares Outstanding                     4,368            4,368
      Add: Common Stock Equivalents                     35               16
                                                    ------           ------

      Weighted Average Shares Outstanding            4,403            4,384
                                                    ======           ======


      Net Income                                    $  338           $  206
                                                    ======           ======


      Earnings Per Share                            $ 0.08           $ 0.05
                                                    ======           ======





         Primary earnings per share computations are based on the weighted average number of shares outstanding plus common stock equivalents calculated at the monthly average market price per share.

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